Exhibit 4.1

Execution Version

OVERSEAS SHIPHOLDING GROUP, INC.,

as Issuer,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

__________________________________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 16, 2015
___________________________________________

8⅛% Senior Notes Due 2018

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, effective as of December 16, 2015 (this “First Supplemental Indenture”), is entered into between Overseas Shipholding Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at 1301 Avenue of the Americas, New York, New York 10019, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered an Indenture (the “Original Indenture”), dated as of March 29, 2010, that governs the Company’s existing outstanding $300,000,000 aggregate principal amount of 8⅛% Senior Notes Due 2018 (the “Notes”), of which $61,849,000 in aggregate principal amount is held by the Company as of the date hereof;

WHEREAS, Section 9.02 of the Original Indenture provides, among other things, that, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture or of modifying in any manner the rights of the Holders under the Original Indenture, subject to those certain exceptions set forth in Section 9.02 thereof;

WHEREAS, the Company distributed an offer to purchase and consent solicitation statement (the “Statement”) dated as of December 2, 2015 to the Holders of the Notes in connection with the offer to purchase for cash up to $119,076,000 in aggregate principal amount of the Notes and the concurrent solicitation of such Holders’ consents to a proposed amendment to the Original Indenture (the “Tender Offer and Consent Solicitation”);

WHEREAS, consent by the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes is required to execute this First Supplemental Indenture;

WHEREAS, pursuant to the Statement, the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes have consented to the amendment to the Original Indenture effected by this First Supplemental Indenture in accordance with the provisions of the Indenture, evidence of such consents has been provided by the Company to the Trustee, and all other conditions precedent, if any, provided for in the Original Indenture relating to the execution of this First Supplemental Indenture have been complied with as of the date hereof;

WHEREAS, pursuant to Section 9.02 of the Original Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this First Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

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ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Relation to Original Indenture. This First Supplemental Indenture constitutes an integral part of the Original Indenture.

Section 1.02 Definition of Terms.

(a) Capitalized terms used herein without definition shall have the meanings specified in the Original Indenture; and

(b) the following terms have the meanings given to them in this Section 1.02(b):

“First Supplemental Indenture” has the meaning set forth in the recitals to this First Supplemental Indenture.

“OBS” has the meaning set forth in Section 2.01 of this First Supplemental Indenture.

“OBS ABL Facility” means the ABL Credit Agreement dated as of August 5, 2014, among the Company, OBS, certain subsidiaries of OBS as co-borrowers, the other guarantors party thereto, various lenders, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Wells Fargo Bank, National Association, as administrative agent, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents, Jefferies Finance LLC, as syndication agent, and Wells Fargo Bank, National Association, as collateral agent and mortgage trustee, swingline lender and issuing bank, as amended on June 3, 2015.

“OBS Term Loan Facility” means the DTL Credit Agreement dated as of August 5, 2014, among the Company, OBS, the other guarantors party thereto, various lenders, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Jefferies Finance LLC, as administrative agent, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents, and Jefferies Finance LLC, as syndication agent, collateral agent and mortgage trustee, as amended on June 3, 2015.

“OIN” has the meaning set forth in Section 2.01 of this First Supplemental Indenture.

“Original Indenture” has the meaning set forth in the recitals to this First Supplemental Indenture.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

Section 2.01 Amendment to Section 8.01 of the Original Indenture. Section 8.01 of the Original Indenture is hereby amended to add the following underlined language to the middle of clause (a)(ii):

(a) The Company may not, in a single transaction or a series of related transactions:

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(i)           consolidate or merge with or into any other Person (whether or not the Company is the surviving Person) or permit any other Person to consolidate or merge with or into the Company, or

(ii)           directly or indirectly transfer, sell, lease or otherwise dispose of all or substantially all of its assets, provided, however, that for the purposes of this Section 8.01, neither OSG International, Inc., a Marshall Islands corporation that is a subsidiary of the Company (“OIN”), nor (i) any or all of OIN’s assets or OIN’s subsidiaries’ assets, (ii) any entity into which OIN or its subsidiaries may be merged or converted or with which they may be consolidated, (iii) any entity resulting from any merger, conversion or consolidation to which OIN or its subsidiaries may be a party, or (iv) any entity, that is not currently owned directly or indirectly by the Company, that acquires OIN or any or all of the assets of OIN or any of its subsidiaries’ assets (provided in each case that OIN and the assets and entities described in (i) through (iv) above, collectively, may include assets directly or indirectly transferred from OSG Bulk Ships, Inc. (“OBS”) to OIN and such other entities only to the extent that such transfers would, to the extent applicable to such transfer, be permitted under each of Sections 6.09 (Transactions with Affiliates), 6.08 (Dividends) and 6.04 (Investments, Loans and Advances) of each of the OBS ABL Facility and the OBS Term Loan Facility, each as in effect on the date hereof), constitutes “all or substantially all” of the Company’s assets, unless,..

ARTICLE THREE

GENERAL PROVISIONS

Section 3.01. Effectiveness. The provisions of this First Supplemental Indenture shall become effective immediately upon the execution and delivery by the Company and the Trustee of this First Supplemental Indenture; however, Section 2.01 of this First Supplemental Indenture will not become operative until amounts payable by the Company pursuant to the terms of the Tender Offer and Consent Solicitation have been paid.

Section 3.02. Ratification of Original Indenture. The Original Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this First Supplemental Indenture. The Original Indenture and this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.03. Effect of Headings. The Article and Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction of this First Supplemental Indenture.

Section 3.04. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Multiple Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.06. Successors and Assigns. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 3.07. Trustee Not Responsible for Recitals. The recitals in this First Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals, nor for the validity or sufficiency of this First Supplemental Indenture.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

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IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused the First Supplemental Indenture to be duly executed as of day and year first above written.

OVERSEAS SHIPHOLDING GROUP, INC.

By	/s/ Rick F. Oricchio
Name:	Rick F. Oricchio
Title:	Senior Vice President, Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

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